UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

ICU Medical, Inc.
---------------------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)

---------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------

2)	Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------

4)	Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------

5)	Total fee paid:

-------------------------------------------------------------------------

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

-------------------------------------------------------------------------

2)	Form, Schedule or Registration Statement No.:

-------------------------------------------------------------------------

3)	Filing Party:

-------------------------------------------------------------------------

4)	Date Filed:

-------------------------------------------------------------------------

2

ICU MEDICAL, INC.

951 Calle Amanecer
San Clemente, California 92673-6213
___________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 15, 2009
___________________

This Annual Meeting of Stockholders of ICU Medical, Inc. (the “Company”) will be held by means of remote communication on the Internet at the Company’s web site, www.icumed.com, and by conference telephone at (866) 700-6979, pass code 24721323, on Friday, May 15, 2009 at 9:00 a.m., Pacific Daylight Time, for the following purposes:

     1. To elect two directors of the Company to serve for a term of three years and until their successors have been elected and qualified;

     2. To ratify the selection of Deloitte and Touche LLP, the independent registered public accounting firm for the Company for the year ending December 31, 2009; and

     3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has determined that only holders of Common Stock of record at the close of business on March 23, 2009 will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

     You may attend the Annual Meeting by either clicking on “Investors” and then clicking on “Annual Meeting” on our web site, www.icumed.com, or calling (866) 700-6979, pass code 24721323, from a touch-tone telephone. If you hold stock certificates registered in your own name, you will need the control number printed on the attachment to the enclosed proxy card to verify that you are a stockholder of record. If your stock is held in “street name” by your broker or other nominee, you will need to provide the name of your broker or nominee to gain access to the Annual Meeting.

By Order of the Board of Directors

Scott E. Lamb, Secretary

San Clemente, CA
April 13, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON MAY 15, 2009

The proxy statement and annual report to stockholders are available at http://ir.icumed.com.

YOUR VOTE IS IMPORTANT

     Even though you plan to attend the Annual Meeting in person by means of remote communication, please complete, sign, date and return the enclosed proxy promptly or submit your proxy over the Internet or by telephone. If you attend the Annual Meeting electronically, you may withdraw your proxy and vote in person. You will find information on submitting your proxy over the Internet and by telephone and information about voting in person at the Annual Meeting on the reverse side of this notice.

THANK YOU FOR ACTING PROMPTLY

How do I submit my proxy?

     You will have the opportunity to attend the Annual Meeting by means of remote communication and vote during the Annual Meeting if you choose. Whether or not you vote during the Annual Meeting, it is important that your shares be represented and voted. If you are a stockholder of record, you can give a proxy to have your shares voted at the Annual Meeting either:

  by mailing the enclosed proxy card in the enclosed envelope;

  electronically, using the Internet; or

  over the telephone by calling a toll-free number.

     The Internet and telephone proxy submission procedures are set up for your convenience and are designed to verify your identity, to allow you to give voting instructions, and to confirm that those instructions have been properly recorded. If you are a stockholder of record and you would like to submit your proxy by telephone or by using the Internet, please refer to the specific instructions on the attachment to the enclosed proxy card. Alternatively, you may submit your proxy by mail by returning your signed proxy in the enclosed envelope. If we receive your proxy by mail, electronically or by telephone before the annual meeting, we will vote your shares as you direct.

     If you hold your shares in “street name,” you must give voting instructions in the manner prescribed by your broker or nominee. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

     If you are a stockholder of record, you may vote your shares at the Annual Meeting by telecopier or facsimile. The procedures for voting during the Annual Meeting are designed to verify your identity and allow you to vote. You should retain the attachment to the proxy card enclosed with this Proxy Statement on which your unique control number appears. You will need to write this control number on your ballot to verify your identity.

     To vote during the meeting, access the Company’s website at www.icumed.com, then click on the Investors tab, and click on the icon that says “Voting Ballot.” You may download and print the ballot. Alternatively, you may request that a ballot be faxed to you by calling Investor Relations at (800) 824-7890 any time before 4:00 PM PDT on May 14, 2009. After you have marked your votes and recorded your control number on your ballot, you may fax the ballot to the Company at (949) 366-8368. Ballots must be received before the polls are closed during the Annual Meeting to be counted. We anticipate that the polls will be open from approximately 9:05 to 9:20 AM PDT on May 15, 2009.

     Even if you currently plan to attend the Annual Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later decide not to attend the Annual Meeting. If you vote by proxy and then decide to attend the Annual Meeting, you will be able to vote during the Annual Meeting, even if you have previously submitted your proxy.

How can I request proxy materials?

     To request a print or electronic copy of our Proxy Statement, Annual Report to Stockholders and form of proxy, you may call our toll-free telephone number (800) 824-7890; e-mail us at ir@icumed.com or visit our Web site at www.icumed.com. You may also request that we send you proxy materials relating to future stockholders meetings in print or electronic form.

Your vote is important. Thank you for voting.

ICU MEDICAL, INC.

951 Calle Amanecer
San Clemente, California 92673

PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of ICU Medical, Inc. (the “Company”) for use at the Annual Meeting of Stockholders. The Annual Meeting is to be held by means of remote communication on the Internet at the Company’s web site, www.icumed.com, and by conference telephone at (866) 700-6979, pass code 24721323, on Friday, May 15, 2009 at 9:00 a.m., Pacific Daylight Time, and at any adjournments thereof, for the purposes set forth herein and in the accompanying Notice.

     The approximate date of mailing of this Proxy Statement, the Annual Report to Stockholders and the proxy card is April 13, 2009. This Proxy Statement, the Annual Report to Stockholders and the proxy card were posted on the Company’s web site, www.icumed.com, on April 13, 2009.

Attendance by Remote Communication

     The Annual Meeting will be held entirely by remote communication on the Internet, as permitted by Delaware law. There will be no physical location at which stockholders may attend the Annual Meeting, but stockholders may attend and participate in the meeting electronically. Stockholders who participate in the Annual Meeting by means of remote communication will be deemed to be present in person and will be able to vote during the Annual Meeting at the times that the polls are open. Stockholders who wish to attend the meeting should go to www.icumed.com, click on the Investors tab and click on the icon that says “Annual Meeting” or telephone (866) 700-6979, pass code 24721323 at least 10 minutes before the beginning of the meeting to register their attendance and complete the verification procedures to confirm that they were stockholders of record as of March 23, 2009, the record date. Stockholders of record will need to provide the control number on the attachment to the enclosed proxy card to verify their identity.

     Beneficial owners whose stock is held for them in street name by their brokers or other nominees may also attend the meeting by going to www.icumed.com, clicking on the Investors tab and clicking on the icon that says “Annual Meeting” or telephoning (866) 700-6979, pass code 24721323, at least 10 minutes before the beginning of the meeting. Such beneficial owners may not vote at the meeting, and may only cause their shares to be voted by providing voting instructions to the persons who hold the beneficial owners’ shares for them. Beneficial owners will need to provide the name of the broker or other nominee that holds their shares to gain access to the meeting.

     There is additional information about voting at the Annual Meeting on the opposite page. Stockholders may also obtain additional information about accessing and voting at the Annual Meeting by calling Investor Relations at (800) 824-7890.

Proxy Information

     A stockholder giving a proxy may revoke it at any time before it is exercised by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if the person executing the proxy is present at the Annual Meeting electronically and elects to vote in person. Subject to such revocation or suspension, all shares represented by each properly executed proxy received by the Company will be voted in accordance with the instructions indicated thereon, and if instructions are not indicated, will be voted in favor of (i) the election of the nominees for director named in, or otherwise nominated as set forth in this Proxy Statement, (ii) the proposal to ratify the selection of independent auditors, and (iii) in the discretion of the proxy holders, on any other business that comes before the meeting.

Record Date and Voting

     As of March 23, 2009 the outstanding voting securities of the Company consisted of 14,714,112 shares of $.10 par value Common Stock. Each stockholder of record at the close of business on March 23, 2009 is entitled to one vote for each share then held on each matter submitted to a vote of stockholders. The presence in person electronically or by proxy of holders of a majority of the issued and outstanding Common Stock will constitute a quorum for the transaction of such business as shall properly come before the meeting.

     Directors are elected by a plurality of the votes of the shares present in person electronically or by proxy and entitled to vote on the election of directors. As a result, abstentions have no effect on the election of directors. Generally, stockholder approval of other matters requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter. Shares voted to abstain on such a matter will be treated as entitled to vote on the matter and will thus have the same effect as “no” votes.

     The term “broker non-votes” refers to shares held by a broker in street name that are present by proxy but are not voted on a matter pursuant to rules prohibiting brokers from voting on non-routine matters without instructions from the beneficial owner of the shares. Broker non-votes on such matters are not counted as entitled to vote on a matter in determining the number of affirmative votes required for approval of the matter, but are counted as present for quorum purposes. The election of directors and ratification of the selection of independent certified public accountants are generally considered to be routine matters on which brokers may vote without instructions from beneficial owners.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information as to shares of Common Stock owned as of March 23, 2009, by (i) each person who, insofar as the Company has been able to ascertain, beneficially owned more than five percent of the outstanding Common Stock, (ii) each director, (iii) each nominee for election as a director, (iv) each named executive officer, and (v) all directors and executive officers as a group. Unless otherwise indicated in the footnotes following the table, and subject to community property laws where applicable, the Company believes that the persons as to whom the information is given have sole voting and investment power over the shares listed as beneficially owned. The business address of the George A. Lopez, M.D. Second Family Limited Partnership, the Lopez Family Trust and of George A. Lopez, M.D. is 951 Calle Amanecer, San Clemente, California 92673.

	Shares Owned		Percent of
	Beneficially (1)		Class (1)
George A. Lopez, M.D.	3,423,324	(2)	23.27%
George A. Lopez, M.D. Second Family Limited Partnership	1,186,843	(3)	8.07%
Columbia Wanger Asset Management, L.P.	1,275,000	(13)	8.67%
227 West Monroe Street, Suite 3000, Chicago, IL 60606
Barclays Global Investors NA	874,732	(13)	5.94%
400 Howard Street, San Francisco, CA 94105
Wellington Management Co. LLP	785,281	(13)	5.34%
75 State Street, Boston, MA 02109
Jack W. Brown	53,500	(4)	*
John J. Connors	29,250	(5)	*
Michael T. Kovalchik III, M.D.	45,012	(4)	*
Joseph R. Saucedo	43,015	(4)	*
Richard H. Sherman, M.D.	115,051	(4)	*
Robert S. Swinney, M.D.	49,250	(4) (6)	*
Alison D. Burcar	19,000	(7)	*
Richard A. Costello	41,013	(8)	*
Scott E. Lamb	5,957	(9)	*
Steven C. Riggs	53,768	(10)	*
Francis J. O’Brien	105,900	(11)	*
All directors and named executive officers as a group (12 persons)	3,984,040	(12)	27.08%

(1)	Based on total shares of Common Stock outstanding plus outstanding options to acquire Common Stock currently exercisable or exercisable within 60 days held by the beneficial owner whose percent of outstanding stock is calculated.

(2)	Includes options to acquire 1,475,000 shares. Also includes the 1,186,843 shares owned by the George A. Lopez, M.D. Second Family Limited Partnership (the “Partnership”), as to which shares Dr. Lopez disclaims any beneficial ownership except to the extent described in Note (3). Includes 431,564 shares owned by the Lopez Family Trust. Dr. Lopez is trustee and beneficiary of the Lopez Family Trust. Includes 173,950 shares held by Dr. Lopez as Trustee of the Lopez Charitable Remainder Trust #1 for the benefit of Dr. Lopez.

(3)	Dr. Lopez is the general partner of the Partnership and holds a one percent general partnership interest in the Partnership. As general partner, he has the power to vote and power to dispose of the 1,186,843 shares owned by the Partnership and may be deemed to be a beneficial owner of such shares. Trusts for the benefit of Dr. Lopez’s children, the Christopher George Lopez Children’s Trust and the Nicholas George Lopez Children’s Trust, own a 99% limited partnership interest in the Partnership. Dr. Lopez is not trustee of and has no interest in his children’s Trusts. Except to the extent of the undivided one percent general partnership interest in the assets of the Partnership, Dr. Lopez disclaims any beneficial ownership of the shares owned by the Partnership

(4)	Includes options to acquire 42,250 shares.

(5)	Includes options to acquire 27,250 shares.

(6)	Does not include 750 shares owned by Dr. Swinney’s wife as to which he has no voting or investment power and disclaims any beneficial ownership.

(7)	Includes options to acquire 19,000 shares

(8)	Includes options to acquire 41,013 shares.

(9)	Includes options to acquire 5,000 shares.

(10)	Includes options to acquire 52,750 shares.

(11)	Includes options to acquire 96,500 shares.

(12)	Includes options to acquire 1,927,763 shares.

(13)	Information included solely in reliance on information included in a Statement on Schedule 13D or 13G filed with the Securities and Exchange Commission (“SEC”) by the indicated holder.

None of the Company’s shares owned by its directors or officers has been pledged as security, and Company policy prohibits pledging or hypothecating any of the Company’s securities owned by its directors and officers.

ELECTION OF DIRECTORS

Nominees and Directors

     Two directors, of the seven directors currently constituting the Board of Directors, are to be elected at the Annual Meeting and to hold office until the 2012 Annual Meeting and until their successors are elected and qualified. The Company’s Board of Directors is divided into three classes. Each year a different class of directors is elected at the Annual Meeting to a three-year term.

     In the election of directors, the proxy holders will vote for Jack W. Brown and Richard H. Sherman, M.D., who are now members of the Board and whose current terms of office are expiring. It is not anticipated that the nominees will decline or be unable to serve as directors. If, however, that should occur, the proxy holders will vote the proxies in their discretion for any nominee designated to fill the vacancy by the Company’s Nominating/Corporate Governance Committee.

			Current
		Director	Term
Name	Age	since	Expires	Principal Occupation
George A. Lopez, M.D.	61	1984	2010	Chairman of the Board, President and Chief Executive Officer of the Company

Jack W. Brown	69	1992	2009	Former Chairman of the Board and President of Gish Biomedical, Inc., a manufacturer of disposable medical devices

John J. Connors, Esquire	69	1992	2011	Patent Attorney, founder, Connors & Associates, a legal services firm

Michael T. Kovalchik III, M.D.	63	1989	2011	Physician and Director of DaVita Healthcare Kidney Center, Torrington, Connecticut; Chairman Ethics Committee, Charlotte Hungerford Hospital, Torrington, Connecticut

Joseph R. Saucedo	66	2001	2011	Chairman and President of Bolsa Resources, Inc., a management consulting firm

Richard H. Sherman, M.D.	62	1990	2009	Physician, Department of Medicine, Bay Health Medical Center, Milford Memorial Hospital, Milford, Delaware

Robert S. Swinney, M.D.	63	1998	2010	Intensive Care Unit Physician Specialist and member of the faculty of the LAC-USC Medical Center

     Dr. Lopez is the founder of the Company and has served as Chairman of the Board, President and CEO since his re-hire date in 1989.

     Mr. Brown, Mr. Connors, Mr. Saucedo, Dr. Kovalchik, Dr. Sherman and Dr. Swinney have been engaged in their current occupations for more than five years. Mr. Connors previously served as a director from December 1988 to July 1989. Dr. Swinney previously served as a director from 1989 to October 1995.

Compensation Discussion and Analysis

     The Company’s policy in compensating executive officers is to establish methods and levels of compensation that will provide strong incentives to promote the profitability and growth of the Company and reward superior performance and that are sufficiently competitive to attract, retain and motivate highly competent management personnel. Compensation of executive officers includes base salary, performance-based and merit bonuses, stock options, and discretionary long-term compensation.

     The Compensation Committee generally sets base salaries at no less than the median base salary for similar positions in other companies of comparable size, but may adjust them upwards or downwards for factors such as business experience, longevity with the Company, tenure in the position and unique requirements of the position as compared to similar positions in other companies. The Compensation Committee reviews data relating to the compensation of our peer group that is provided by Compensia, a compensation consultant engaged by the Compensation Committee, but does not engage in benchmarking total compensation, either individually or in the aggregate, for any of its employees. The peer group is comprised of publicly-held medical device manufacturing companies with comparable annual revenue and comparable aggregate market value.

     The Company has a program of paying semi-annual merit bonuses under which officers, including our named executive officers, are eligible to receive bonuses based on a percentage of their base salaries, except Mr. Costello, whose potential bonus is not a percentage of base salary. The bonus amounts are determined by our Compensation Committee. Additional amounts may be paid in certain circumstances for unusual achievements. Merit bonuses are intended to further align the interests of the executive officers with the objectives of the Company, which are based on what the Company believes will produce the best return for the Company’s stockholders. Payment of the merit bonuses is based in part upon achievement of financial targets.

     Until 2004, stock options were a significant part of compensation to officers. Use of stock-based programs was substantially curtailed in the second half of 2005, and only a limited number of stock options were granted in 2006. In 2007, the Company re-established the use of stock options to make its compensation practices consistent with practices of many other public companies.

     The 2005 Long Term Retention Plan (“LTRP”) was established in 2005 as a discretionary long-term compensation plan under which discretionary cash payments may be made to officers who continue to be employed by the Company six years after an award is made. The award may become payable sooner in certain circumstances, and, at the discretion of the Chief Executive Officer (“CEO”) or, in the case of awards to the CEO, the Compensation Committee may not be paid at all. The LTRP is intended to provide a strong incentive to the Company’s officers to remain with the Company, which the Company believes is beneficial for the Company’s stockholders. Since 2006, the Company curtailed future awards to officers under the LTRP because it has reestablished the use of stock options.

     In setting compensation levels for executive officers, the Compensation Committee considers each element of compensation separately as well as the aggregate value of all elements of compensation for each individual. Amounts realized or realizable from awards under prior bonus or incentive plans, including stock options, are not considered in setting current compensation levels. The only significant compensation, other than that paid out currently, are stock options and the LTRP.

     The Company does not provide pension or other post-retirement benefits, other than matching contributions under the Company’s 401(k) retirement plan. The Company does not provide, except to the limited extent described in this discussion, any significant perquisites or other personal benefits to its officers.

     The Company has not set any guidelines for ownership of its securities by directors or officers. It does prohibit pledging or hypothecating any securities owned by any of its employees or directors or “short selling” of its securities by any of its employees or directors.

     The CEO recommends to the Compensation Committee compensation for all the named executive officers except himself. The Compensation Committee reviews and approves the compensation of all executive officers, including the CEO. See “Compensation Committee” elsewhere in this Proxy Statement.

Employment and Severance Agreements

     The Company enters into employment agreements with each named executive officer other than the CEO for semi-annual periods ending on June 30 and December 31, and they may be renewed for successive six-month periods upon expiration, unless terminated. The employment agreement with the CEO is for an annual period ending December 31 and may be renewed for an annual period upon expiration unless terminated. The agreements may be terminated by the Company on sixty days notice. They provide for base salary and a bonus payable in cash based on achievement of performance goals. See “Performance-Based Bonuses” elsewhere in this Proxy Statement. Upon termination of employment with the Company due to disability, the employment agreements also provide for a lump sum payment equal to 50% of the executive officer’s base salary for the term of the agreement. Other than these provisions regarding notice for termination and disability, we do not have severance agreements with any of our executive officers.

     The annual base salary for each named executive officer is set forth in the Summary Compensation Table. For 2006, there was no change in the base salaries of Dr. Lopez and Mr. O’Brien, as the Company decided that a higher proportion of their compensation should be performance-based in recognition of their influence on the Company’s performance. The base salaries of Messrs. Costello, Riggs and Lamb were increased because of general market increases and increased job responsibilities.

     For 2007, the Company made no, or only minor adjustments, in the base salaries of Dr. Lopez and Messrs. O’Brien, Costello and Riggs. Mr. Lamb’s base salary was increased because of general market increases and increased job responsibilities.

     For 2008, base annual salaries were changed as follows: Mr. Costello $260,000; Mr. Lamb $190,000 as of January 1, 2008 and increased to $210,000, as of April 1, 2008; and Mr. Riggs $260,000. These increases are because of general market conditions, and in Mr. Lamb’s case because of increased job responsibilities.

     For 2009, base annual salaries remained the same as the 2008 amounts, except for Mr. Lamb. Mr. Lamb’s salary increased to $250,000 as of January 1, 2009 and will be increased to $260,000 on July 1, 2009. Mr. Lamb’s increases are to make his base pay competitive with the base annual salaries of chief financial officers of public companies in the Company’s peer group. Ms. Burcar’s salary is $195,000. The Company may continue to increase the proportion of compensation that is performance-based.

Performance-Based Bonuses

     In 2006, our named executive officers other than Dr. Lopez could receive, in addition to base salaries, semi-annual merit bonuses targeted at amounts ranging from 20% to 33% of their semi-annual base salaries. This range was 20% to 30% in 2007. In 2008, it increased to 30% to 35% for Mr. Lamb, Mr. Riggs and Ms. Burcar and up to $75,000 for Mr. Costello. The bonus percentage increases were to make the officer’s compensation more competitive with the Company’s peer group. The 2009 bonuses are based on the same percentage of pay as the 2008 amounts for Mr. Lamb, Mr. Riggs and Ms. Burcar. The 2009 bonus for Mr. Costello also remains at up to $75,000. The Company has set the semi-annual merit bonus to be awarded to Dr. Lopez at 100% of his semi-annual base salary, which is a higher percentage of his base salary than that awarded to other officers, because it believes that in view of his overall responsibility for the success of the Company, it is appropriate that a larger portion of his compensation be contingent on performance.

     No specific goals for payment of the merit bonus were established for 2006, but the merit bonus and additional bonuses were paid for the first semi-annual period in 2006 upon the Compensation Committee’s conclusion that the Company’s financial performance for the semi-annual period was unusually strong. Key elements of financial performance that were considered were sales, sales growth, operating profit and growth in operating profit, net income and growth in net income, cash flow from operations and levels of accounts receivable and inventories. In addition to the semi-annual merit bonuses, the Company paid special bonuses in July 2006 because of the Company’s strong financial performance in the first half of 2006. Of the amounts paid, officers received the following amounts: Dr. Lopez $125,000; Mr. O’Brien $21,750; Mr. Costello $18,750; Mr. Lamb $17,000; Mr. Riggs $17,325. These amounts were calculated as approximately 50% of the semi-annual merit bonus. In addition, amounts equal to the semi-annual merit bonuses for the second half of 2006 were paid in July 2006; the amounts were: Dr Lopez $250,000; Mr. O’Brien $43,500; Mr. Costello $37,500; Mr. Lamb $16,400; Mr. Riggs $34,650. Further, the Compensation Committee approved acceleration of the payment to Dr. Lopez of $300,000 that had been awarded under the LTRP. The acceleration was also due to the Company’s strong financial performance in the first half of 2006. No additional bonus was paid for the second half of 2006.

      No specific goals for payment of the merit bonus were established for 2007, however the Compensation Committee used financial performance in their decision of bonus amounts to be paid. Bonuses were paid at 50% of the targeted amount for the first semi-annual period in 2007 and at the full targeted amount for the second half of 2007. Key elements considered were the same as in 2006; in addition, although overall results for the first half and second half of 2007 were below the desired financial performance, significant consideration was given to the fact that a major reason for that was the decline in the Company’s revenue from critical care products, which is outside the direct control of the officers of the Company, and results of the Company’s other operations were satisfactory.

      For 2008, payment of semi-annual merit performance bonuses was based on achievement of financial goals for revenue, gross profit and operating income for all named executive officers. Bonuses were paid at 50% of the targeted amount for the first semi-annual period in 2008 since only part of the operating plan was achieved for this period. Bonuses were paid at the full targeted amount for the second half of 2008 plus the remaining 50% from the first half of 2008 since the revenue, gross profit and earnings per share targets were met for the full year of 2008. The Company approved a specific performance bonus of up to $375,000 payable to Mr. Costello based upon achievement of a number of specific sales, sales growth and operating targets in 2008. In October 2008, the cap on this bonus was eliminated. Mr. Costello earned $75,000 from this bonus arrangement for 2008 which was also based on the achievement of revenue, gross profit and operating income goals.

      For 2009, payment of semi-annual performance bonuses will be based on achievement of financial goals for revenue, gross profit and operating income. Consideration may be given to paying some or all of the bonus if the financial goals are not achieved but performance was otherwise satisfactory, and consideration may be given to paying amounts in excess of the targeted amount if the results exceed the operating plan. While we do not disclose the actual performance targets because doing so would cause us competitive harm, we believe that the bonuses have been established at an achievable level. Note that in 2008, our named executive officers earned the full amount of their respective potential bonuses and met the performance targets established for the year. Given that the Compensation Committee has discretion to award bonuses even when the specific performance targets are not met and has exercised such discretion in previous years, we believe that there is a strong likelihood that the named executive officers will earn at least a portion of their potential bonuses in 2009.

     In 2006, we had a stockholder-approved performance-based bonus plan for Dr. Lopez of $550,000 and Mr. O’Brien of $250,000 that was based on the Company’s stock price reaching a certain predetermined target. The Compensation Committee believed that the bonuses would encourage Dr. Lopez and Mr. O’Brien to promote and strengthen the Company’s investor and public relations, would lead to improved market performance of the Company’s Common Stock. This plan was replaced with the 2008 Performance-Based Incentive Plan (the “2008 Plan”) because the Compensation Committee concluded that the stock price was not a direct indicator of performance.

      The Company enacted the 2008 Plan and set bonus amounts and performance targets. The Compensation Committee set performance targets for Dr. Lopez for 2008 based on achievement of operating profit, total revenues, and revenues from certain “new products.” Dr. Lopez was eligible to receive the maximum payout of $500,000 if all performance targets were achieved and the Company achieved the total revenues and diluted earnings per share as defined in the in the Company’s 2008 operating plan. While we do not disclose the actual performance target amounts because to do so would cause us competitive harm, we note that the performance targets were substantially greater than the applicable amounts in the Company’s 2008 operating plan and we believe that meeting such targets would require exceptional achievement. Dr. Lopez earned $90,000 in the 2008 Plan.

     The Compensation Committee set performance targets for Dr. Lopez for 2009 based on achievement of meeting specific financial metrics, including operating profit, total revenues and revenues from certain “new products”. The maximum payment to Dr. Lopez is $500,000 if all performance targets are achieved and if the Company achieves the total revenues, income from operations and diluted earnings per share as defined in the Company’s 2009 operating plan. No other executive officers will participate in the 2008 Plan in 2009. While we do not disclose the actual performance target amounts because to do so would cause us competitive harm, we note that the performance targets are substantially greater than the applicable amounts in the Company’s 2009 operating plan and we believe that meeting such targets would require exceptional achievement.

      The Company approved a special performance bonus of $231,000 payable to Mr. Riggs upon implementation of “ChangeMaker,” a specific engineering process improvement program. This bonus had not been earned by December 31, 2006, and it was cancelled in 2007 when the program was terminated and replaced with a different initiative.

     In 2008, the Company approved a special performance bonus of $20,000 payable to Mr. Costello for finalizing the agreement with Premier, a national healthcare purchasing network.

Stock Options

     The Company had substantially curtailed grants of stock options in the second half of 2005. In 2007, the Company re-established its use of stock options for its officers and certain of its employees to make compensation practices consistent with practices of companies in our peer group and because we believe stock-based compensation is often preferred by our officers. The Compensation Committee utilizes data from an outside compensation consulting agency and operating performance achievements to determine the amount of stock option grants. In 2008, the Company granted options to purchase 20,000 shares of its Common Stock to each of our named executive officers, except Dr. Lopez who received 60,000 shares and Mr. O’Brien who did not receive a grant. In February 2009, the Company granted options to purchase shares of its Common Stock to Ms. Burcar of 10,000, Messrs. Lamb, Costello and Riggs of 15,000 each and Dr. Lopez of 45,000. The Compensation Committee evaluates stock option grants to its officers semi-annually based on Company and individual performance.

Long-Term Retention Plan

     The LTRP was established in 2005 as a discretionary deferred compensation plan under which discretionary cash payments may be made to officers six years after an award is made. Under the Plan, the Compensation Committee shall periodically determine, after advice from and consultation with, the CEO, the award to each participant, except that the Compensation Committee shall determine the award to the CEO, without advice from or consultation with, the CEO. The amounts of the annual awards are discretionary, and do not bear a relationship to the officers’ other compensation or performance.

     Awards, other than awards to the CEO, may be paid or not paid at the sole discretion of the CEO on the sixth anniversary of the award. Awards will be paid sooner if Dr. Lopez ceases to be CEO. Awards to Dr. Lopez may be paid or not paid at the sole discretion of the Compensation Committee on the sixth anniversary of the award or sooner if Dr. Lopez ceases to be CEO other than by voluntary termination of his employment or resignation as CEO and may be accelerated in the sole discretion of the Compensation Committee. To receive payment of an award, a participant must be an employee of the Company at the time payment is due. The maximum amounts of the awards may be up to 200% of the award amounts based upon increases in the price of the Company’s Common Stock or market capitalization.

      Awards to named executive officers in 2006 were as follows: Dr. Lopez $301,000; Mr. O’Brien $200,000, Mr. Costello $200,000; Mr. Lamb $150,000; and, Mr. Riggs $300,000. Awards made to named executive officers in 2007 were as follows: Dr. Lopez $1,000,000; Mr. Costello $400,000; Mr. Lamb $250,000; Mr. Riggs $400,000. Maximum awards are 200% of these amounts. There were no grants in 2008 or 2009. The Company expects to curtail future awards to officers under the LTRP because it has re-established the use of stock options. Mr. O’Brien is no longer eligible to receive payment of his 2006 award due to his retirement from the Company in 2008.

Payments on Change in Control

     The Company has a written agreement with Dr. Lopez which generally provides that, if within 36 months after a change in control of the Company, as defined in the agreement, his employment is terminated involuntarily or, after certain negative changes in conditions of employment occur, voluntarily, he will be entitled to three times his annual salary and bonus, payment of bonus through date of termination and continuation of benefits for three years, and any stock options he holds will vest in full. In addition, if any payments are subject to excise tax under Section 4999 of the Code, he will be entitled to a “gross up” of payments to offset the effect of the excise tax. The Company will not be entitled to a tax deduction for any payments made under the agreement that are subject to excise tax.

     The Company has written agreements with Mr. Lamb, Mr. Costello, Mr. Riggs and Ms. Burcar which provide that, if within 12 months after a change in control of the Company, as defined in the agreement, their employment is terminated for other than cause, disability or death or for “good reason” within 12 months after a “change in control” the officer will be entitled to any unpaid salary or unpaid prorated bonus for the year of termination, one year’s salary, the officer’s target bonus amount for the current year and continuation of benefits for one year, and any stock options held by the officer will vest in full. In addition, the Company will pay up to $10,000 for services for an outplacement firm for the officer.

     For the purposes of these agreements, a change in control generally means the following:

  the acquisition by an individual, entity or group of beneficial ownership of 50% or more of either the outstanding common stock or voting securities of the Company; or

  a change in the composition of the majority of the Board of Directors, which is not supported by a majority of the current Board of Directors; or

  a major corporate transaction, such as a reorganization, merger or consolidation or sale or disposition of all or substantially all of the Company’s assets (unless certain conditions are met); or

  approval of the stockholders of the Company of a complete liquidation or dissolution of the Company.

     On April 2, 2009, the Compensation Committee determined to give notice to each of the executive officers that the Company would not renew these agreements beyond their current term. The Compensation Committee is engaged in consideration of new agreements for the executive officers. The Company believes that change in control agreements are important to protect the Company and its executive officers from the uncertainties and risks associated with pending or threatened change in control transactions.

Summary Compensation Table

    The following table shows all compensation awarded to, earned by or paid to each of the Company’s principal executive officer, principal financial officer and the next three most highly compensated executive officers whose 2008 total compensation exceeded $100,000 (collectively, the “named executive officers”). All amounts are included in the year earned rather than the year actually paid; a portion of certain amounts, other than salary, may be paid in the following year.

SUMMARY COMPENSATION TABLE

					Non-Equity
				Option	Incentive Plan	All Other
				Awards ($)	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	(1)	($) (2)	($)	Total ($)
George A. Lopez, M.D., Chairman	2008	$500,000	$-	$305,714	$590,000	$2,333	$1,398,047
of the Board, President and Chief	2007	$500,000	$387,500	$81,487	$-	$11,350	$980,337
Executive Officer	2006	$500,000	$625,000	$12,445	$-	$329,816	$1,467,261

Scott E. Lamb, Secretary,	2008	$204,591	$-	$175,189	$73,500	$8,050	$461,330
Treasurer and Chief Financial	2007	$180,000	$27,000	$98,298	$-	$5,370	$310,668
Officer	2006	$164,000	$49,800	$26,676	$65,600	$3,466	$309,542

Richard A. Costello, Vice President	2008	$260,000	$20,000	$104,053	$75,000	$-	$459,053
of Sales	2007	$250,000	$56,250	$27,162	$-	$4,326	$337,738
	2006	$215,000	$93,750	$-	$-	$4,086	$312,836

Steven C. Riggs, Vice President of	2008	$260,000	$-	$104,053	$91,000	$8,050	$463,103
Operations	2007	$231,000	$51,975	$27,162	$-	$6,104	$316,241
	2006	$231,000	$86,625	$-	$92,400	$2,453	$412,478

Alison D. Burcar, Vice President of	2008	$195,000	$-	$177,765	$58,500	$-	$431,265
Marketing	2007	$143,353	$32,625	$100,875	$-	$3,130	$279,983
	2006	$133,109	$50,750	$33,785	$-	$-	$217,644

Francis J. O’Brien, former	2008	$111,544	$-	$-	$-	$5,429	$116,973
Secretary, Treasurer and Chief	2007	$300,000	$67,500	$129,636	$-	$9,209	$506,345
Financial Officer	2006	$290,000	$108,750	$-	$-	$5,336	$404,086

(1)	Compensation expense equals the amount recognized for financial statement reporting purposes. See Note 2 in the Company’s Consolidated Financial Statements included in its Annual Report on Form 10-K for assumptions made in valuation of stock options.

(2)	The 2008 amount for Dr. Lopez includes $500,000 from the achievement of goals associated with the merit bonus and $90,000 for an achievement of criteria consistent with the terms of the 2008 Plan. The 2008 amounts for Mr. Lamb, Mr. Costello, Mr. Riggs and Ms. Burcar are from the achievement of goals associated with the merit bonus. The 2006 amounts for Mr. Lamb and Mr. Riggs were for amounts paid in 2006 for achievement of cost savings for critical care products.

Grants of Plan-Based Awards

      The following table presents awards in 2008 under the Company’s various incentive award plans.

GRANTS OF PLAN-BASED AWARDS FOR 2008

					All Other
					Option	Exercise
					Awards:	or Base	Grant Date
					Number of	Price of	Fair Value
					Securities	Option	of Stock
		Estimated Possible Payouts Under Non-			Underlying	Awards	and Option
		Equity Incentive Plan Awards			Options (#)	($/sh)	Awards
	Grant	Threshold	Target	Maximum
Name	Date	($)	($)	($)
George A. Lopez, M.D.
Performance Bonus (1)		$-	$500,000	$500,000
Merit Bonus (2)		$-	$500,000	$500,000
Stock Option (3)	03/11/08				20,000	$25.51	$240,428
Stock Option (3)	07/22/08				40,000	$28.39	$604,152

Scott E. Lamb
Merit Bonus (2)		$-	$73,500	$73,500
Stock Option (3)	03/11/08				10,000	$25.51	$120,214
Stock Option (3)	07/22/08				10,000	$28.39	$151,038

Richard A. Costello
Merit Bonus (2)		$-	$75,000	$75,000
Stock Option (3)	03/11/08				10,000	$25.51	$120,214
Stock Option (3)	07/22/08				10,000	$28.39	$151,038

Steven C. Riggs
Merit Bonus (2)		$-	$91,000	$91,000
Stock Option (3)	03/11/08				10,000	$25.51	$120,214
Stock Option (3)	07/22/08				10,000	$28.39	$151,038

Alison D. Burcar
Merit Bonus (2)		$-	$58,500	$58,500
Stock Option (3)	03/11/08				10,000	$25.51	$120,214
Stock Option (3)	07/22/08				10,000	$28.39	$151,038

(1)	Performance bonus is payable under the 2008 Plan if certain financial achievements by the Company in 2008 are met, as determined by the Compensation Committee. Dr. Lopez earned $90,000 from this bonus arrangement in 2008, which is reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table in the previous page of this Proxy Statement.

(2)	Merit bonus is payable if certain financial achievements by the Company in 2008 are met, as determined by the Compensation Committee. Earnings from this bonus are reflected for each named executive officer in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table in the previous page of this Proxy Statement.

(3)	Options to purchase Common Stock of the Company were granted in 2008 to employees under the 2003 Plan. The exercise price of options granted under the 2003 Plan is the fair market value of the Common Stock on the date of grant. All options granted under the 2003 Plan in 2008 expire ten years from issuance and vest on the fifth anniversary of issuance.

Outstanding Equity Awards at December 31, 2008

     The following table contains information about stock options of the Company held at December 31, 2008, by the named executive officers of the Company.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2008

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option			Option
	Options (#)	Options (#)	Exercise			Expiration
Name	Exercisable	Unexercisable	Price ($)	Option Vesting Date		Date
George A. Lopez, M.D.	16,512	-	$10.67	01/01/03		09/02/10
	133,488	-	$10.33	01/01/03		12/20/10
	300,000	-	$14.63	09/09/01-09/09/03	(2)	09/09/11
	75,000	-	$18.63	12/09/01-12/09/03	(2)	12/09/11
	75,000	-	$19.46	03/09/02-03/09/04	(2)	03/09/12
	75,000	-	$25.62	06/08/02-06/08/04	(2)	06/08/12
	75,000	-	$23.77	09/10/02-09/10/04	(2)	09/10/12
	75,000	-	$28.62	12/09/02-12/09/04	(2)	12/09/12
	75,000	-	$33.55	03/08/03-12/31/04	(3)	03/08/13
	75,000	-	$30.18	06/09/03-12/31/04	(3)	06/09/13
	50,000	-	$36.03	09/09/03-12/31/04	(3)	09/09/13
	50,000	-	$36.87	12/09/04-12/31/04	(3)	12/09/13
	50,000	-	$26.15	03/09/04-03/09/06	(2)	03/09/14
	50,000	-	$32.68	06/09/04-12/31/04	(3)	06/09/14
	50,000	-	$29.27	09/09/04-12/31/04	(3)	09/09/14
	50,000	-	$34.18	12/09/04-12/31/04		12/09/14
	100,000	-	$31.20	10/16/04		04/16/14
	100,000	-	$32.92	10/16/05		04/16/15
	-	60,000	$35.00	08/14/12	(1)	08/14/17
	-	20,000	$25.51	03/11/13	(1)	03/11/18
	-	40,000	$28.39	07/22/13	(1)	07/22/18
	1,475,000	120,000

Scott E. Lamb	1,500	-	$37.83	12/31/04		01/31/15
	3,500	-	$32.92	10/16/05		04/16/15
	-	20,000	$40.96	08/08/11	(1)	08/08/16
	-	20,000	$35.00	08/14/12	(1)	08/14/17
	-	10,000	$25.51	03/11/13	(1)	03/11/18
	-	10,000	$28.39	07/22/13	(1)	07/22/18
	5,000	60,000

Richard A. Costello	-	15,000	$23.90	09/13/11	(4)	09/13/12
	10,000	-	$36.04	01/02/04		09/20/13
	1,000	-	$36.17	09/02/03-12/31/04	(3)	09/28/13
	13	-	$30.35	01/01/03		02/05/14
	10,000	-	$32.61	01/01/07		04/08/15
	10,000	-	$31.20	10/16/04		04/16/15
	10,000	-	$32.92	10/16/05		04/16/15
	-	20,000	$35.00	08/14/12	(1)	08/14/17
	-	10,000	$25.51	03/11/13	(1)	03/11/18
	-	10,000	$28.39	07/22/13	(1)	07/22/18
	41,013	55,000

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option			Option
	Options (#)	Options (#)	Exercise			Expiration
Name	Exercisable	Unexercisable	Price ($)	Option Vesting Date		Date
Steven C. Riggs	1,500	-	$14.29	01/01/02		01/01/10
	2,500	-	$15.27	05/22/01-05/22/03		05/22/11
	3,750	-	$16.13	11/06/01-11/06/03	(2)	11/06/11
	3,750	-	$25.80	06/12/02-06/12/04	(2)	06/12/12
	7,500	-	$30.32	01/02/03-12/31/04	(3)	01/02/13
	8,000	-	$30.09	06/04/03-12/31/04	(3)	06/04/13
	3,750	-	$29.86	07/01/03-12/31/04	(3)	07/01/13
	3,500	-	$36.04	09/20/03-12/31/04	(3)	09/20/13
	1,000	-	$35.75	10/05/03-12/31/04	(3)	10/05/13
	3,500	-	$29.57	09/02/04-12/31/04	(3)	09/02/14
	3,500	-	$33.77	12/31/04		02/13/15
	3,500	-	$31.20	10/16/04		04/16/15
	7,000	-	$32.92	10/16/05		04/16/15
	-	20,000	$35.00	08/14/12	(1)	08/14/17
	-	10,000	$25.51	03/11/13	(1)	03/11/18
	-	10,000	$28.39	07/22/13	(1)	07/22/18
	52,750	40,000

Alison D. Burcar	1,000		$30.02			06/10/13
	2,500		$36.04	09/20/03-12/31/04	(3)	09/20/13
	3,000		$30.35	01/01/03		02/05/14
	2,500		$29.57	09/02/04-12/31/04	(3)	09/02/14
	2,500		$33.77	12/31/04		02/13/15
	2,500		$31.20	10/16/04		04/16/15
	5,000		$32.92	10/16/05		04/16/15
	-	20,000	$41.96	07/15/11		07/15/16
		20,000	$35.00	08/14/12	(1)	08/14/17
	-	10,000	$25.51	03/11/13	(1)	03/11/18
	-	10,000	$28.39	07/22/13	(1)	07/22/18
	19,000	60,000

Francis J. O’Brien	1,500	-	$29.16	11/01/02-11/01/04	(2)	03/31/09
	12,500	-	$36.04	12/31/04		03/31/09
	12,500	-	$30.35	12/31/04		03/31/09
	12,500	-	$29.57	12/31/04		03/31/09
	12,500	-	$32.61	12/31/04		03/31/09
	12,500	-	$31.20	10/16/04		03/31/09
	12,500	-	$32.92	10/16/05		03/31/09
	20,000	-	$37.42	12/19/07		12/19/17
	96,500	-

Vests five years from date of grant.

(1)	Vested one-third annually.

(2)	Vesting schedule one-third annually, with vesting of unvested shares at 12/31/04 accelerated to 12/31/04.

(3)	Vests September 13, 2011. May become exercisable sooner upon achievement of certain performance goals as specified in the option agreement.

Option Exercises

     The following table contains information about stock options of the Company exercised during 2008, by the named executive officers of the Company.

Option Awards
Number of
Shares
	Acquired	Value Realized
Name	On Exercise (#)	On Exercise ($)
George A. Lopez, M.D.	1,124,999	$22,919,700
Scott E. Lamb	-	$-
Richard A. Costello	-	$-
Steven C. Riggs	-	$-
Alison D. Burcar	-	$-
Francis J. O’Brien	972	$13,826

Other Potential Post Employment Payments

     As described in Compensation Discussion and Analysis, the Company has arrangements with all named executive officers, except Mr. O’Brien, to make certain payments in the event of a change in control of the Company.

     Payments to Dr. Lopez would have been the following if the change in control and termination of employment had occurred at December 31, 2008. Dr. Lopez would have received payment based on three times salary and bonuses of $4,500,000, and payments under the LTRP of $2,301,000, payable immediately, or, at the election of Dr. Lopez, in bi-monthly installments over a six year period. Annual benefits with an approximate annual cost of $1,156 would continue for dental insurance, life insurance and disability insurance. Options to purchase 120,000 shares of Common Stock would vest, but the difference between their exercise price and the fair value of the Company’s Common Stock at December 31, 2008 is insignificant; all other options held by Dr. Lopez at December 31, 2008 are already vested. If any of these payments are subject to excise tax under Section 4999 of the Internal Revenue Code of 1986 as amended, Dr. Lopez would be entitled to sufficient payments to offset the entire affect of the excise tax. The Company does not believe that any of these payments would be subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, because Dr. Lopez’s taxable income is sufficient to qualify for the “safe harbor” provisions of Section 4999. Under Section 162(m) of the Internal Revenue Code of 1986, as amended, the Company would not be entitled to a tax deduction for any amounts paid to Dr. Lopez to the extent that such payments plus other compensation in the year of termination of employment exceed $1 million. Total payments to Dr. Lopez would be $6,802,156.

     Payments to Mr. Lamb, Mr. Costello, Mr. Riggs and Ms. Burcar would have been the following if the change in control and termination of employment had occurred at December 31, 2008. Each officer would have received their annual salary and total potential merit bonus for 2009, payable immediately, or, at the election of the officer, in 24 bi-monthly installments. Annual benefits for medical insurance, dental insurance, vision insurance, life insurance and disability insurance would continue through to December 31, 2009. Also, any unvested stock options would vest. The Company will pay up to $10,000 to an executive outplacement firm for each officer. Mr. Lamb would receive salary and bonus of $344,250, annual benefits of $14,354 and executive placement of $10,000 for a total of $368,604. Mr. Costello would receive salary and bonus of $335,000, annual benefits of $14,354 and executive placement of $10,000 for a total of $359,354. Mr. Riggs would receive salary and bonus of $351,000, annual benefits of $14,054 and executive placement of $10,000 for a total of $375,054. Ms. Burcar would receive salary and bonus of $253,500, annual benefits of $14,354 and executive placement of $10,000 for a total of $277,854.

     No payments were made to Mr. O’Brien in connection with his departure from the Company in 2008.

     As described in Compensation Discussion and Analysis, upon termination of employment with the Company due to disability, the all named executive officers, except Mr. O’Brien, would receive a lump sum payment equal to 50% of the executive officer’s base salary. Payments if a termination due to disability had occurred at December 31, 2008 would have been to Dr. Lopez of $250,000, Mr. Lamb of $125,000, Mr. Costello of $130,000, Mr. Riggs of $130,000 and Ms. Burcar of $97,500.

Compensation of Directors

     The following table shows all compensation awarded to, earned by or paid to each of the Company’s directors in 2008 who were not employees of the Company.

2008 COMPENSATION OF DIRECTORS

		Option
	Fees Earned or	Awards ($)
Name	Paid in Cash ($)	(1)(2)	Total ($)
Jack W. Brown	$44,875	$32,826	$77,701
John J. Connors	$44,875	$32,826	$77,701
Michael T. Kovalchik, III, M.D.	$53,750	$32,826	$86,576
Joseph R. Saucedo	$57,625	$32,826	$90,451
Richard H. Sherman, M.D.	$47,250	$32,826	$80,076
Robert S. Swinney, M.D.	$41,125	$32,826	$73,951

(1)	In 2008, each director listed above was granted options to purchase Common Stock of the Company as follows: January 30, 2008, 1,500 options with a grant date fair value of $14,989; April 21, 2008, 1,500 options with a grant date fair value of $12,015; July 21, 2008, 1,500 options with a grant date fair value of $14,112; October 20, 2008, 1,500 options with a grant date fair value of $18,000. See Note 2 to the Company’s Consolidated Financial Statements included in its Annual Report Form 10-K for assumptions used in valuation of these options.

(2)	At December 31, 2008, directors held options to purchase shares of common stock of the Company as follows: Mr. Brown 53,875; Mr. Connors 38,875; Dr. Kovalchik 53,875; Mr. Saucedo 53,875; Dr. Sherman 53,875; and, Dr. Swinney 53,875.

     During 2008, the Company paid directors who were not employees of the Company an annual retainer of $24,000, plus $1,000 per day for attendance at meetings of the Board and $500 if the meeting is conducted telephonically. Pay for attendance at meetings of Committees of the Board is $750 per day and $375 if the meeting is conducted telephonically. Each Chairperson of a Committee of the Board also receives an annual retainer: $7,500 for the Audit Committee and Compensation Committee and $5,000 for the Nominating/Corporate Governance Committee.

     In 2007, the Company adopted a program effective January 1, 2008 to grant each director who is not an employee of the Company an option to purchase 1,500 shares of the Company’s common stock quarterly on the date that is two days after the public announcement of the Company’s earnings for the immediately preceding quarter. Such options become exercisable in four equal annual installments commencing one year after the grant date and expire ten years after the grant date.

Transactions with Related Persons

     Since the beginning of 2008, the Company has not entered into or participated in any transaction required to be disclosed by Item 404(a) of Regulation of S-K.

Policies and Procedures Regarding Transaction with Related Persons

     The Company attempts to review all related person transactions to ensure fairness to the Company and proper disclosure under SEC rules. Pursuant to the Audit Committee charter, the Audit Committee is responsible for reviewing and approving all related person transactions. Additionally, the Board of Directors conducts annual reviews of each director to determine such director’s independence. We also require each of our executive officers and directors to complete a questionnaire that is intended to identify transactions or potential transactions that require disclosure under SEC rules or create a potential conflict of interest.

     Pursuant to our written Code of Business Conduct and Ethics, each executive officer or director must receive approval of the Nominating/Governance Committee or the Board of Directors prior to engaging in certain transactions that are likely to involve a conflict of interest.

Corporate Governance

Director Independence

     The Board of Directors has determined that Messrs. Brown, Connors and Saucedo and Drs. Kovalchik, Sherman and Swinney are independent directors as defined by the Nasdaq Marketplace Rules. During the course of its review, the Board of Directors considers transactions and relationships between each director (and such director’s immediate family) and the Company and its affiliates against the independence requirements of Nasdaq, and in the case of the Audit Committee, the SEC rules.

Board Meetings and Committees and Attendance at Meetings

     During 2008, the Board met sixteen times, the Compensation Committee met nine times, the Audit Committee met seven times and the Nominating Committee met three times. Each director attended more than 75% of the total of all meetings of the Board and any committees on which he serves.

     It is the policy of the Company to invite and encourage all members of the board of directors to attend the annual meeting of stockholders. In 2008, all seven directors attended the annual meeting by remote communication.

Code of Ethics

     The Company has adopted a Code of Business Conduct and Ethics for Directors and Officers. A copy is available on the Company’s website, www.icumed.com. The Company will disclose any future amendments to, or waivers from, the Code of Business Conduct and Ethics for Directors and Officers on our website within two business days following the date of the amendment or waiver.

Nominating / Corporate Governance Committee

     The Nominating/Corporate Governance Committee (the “Nominating Committee”) consists of Drs. Kovalchik, Sherman (Chairman) and Swinney, each of whom the Board of Directors has determined is independent as defined by the Nasdaq Marketplace rules. The Nominating Committee operates pursuant to a written charter adopted by the Board of Directors on July 25, 2003, a copy of which can be found on the Company’s web site, www.icumed.com. The Nominating Committee’s role is to recommend to the Board of Directors policies on Board composition and criteria for Board membership, to identify individuals qualified to serve as directors and approve candidates for director and to recommend directors for appointment to committees of the Board of Directors. The Nominating Committee also makes recommendations to the Board of Directors concerning the Company’s corporate governance guidelines and codes of ethics and business conduct, oversees internal investigations of conduct of senior executives, if necessary, and conducts evaluations of the performance of the Board of Directors.

     In evaluating and determining whether to recommend a person as a candidate for election as a director, the Nominating Committee considers, among other things, relevant management and/or industry experience; values such as integrity, accountability, judgment and adherence to high performance standards; independence pursuant to the guidelines set forth in the Nasdaq Marketplace rules; ability and willingness to undertake the requisite time commitment to Board service; and an absence of conflicts of interest with the Company.

     The Nominating Committee may employ a variety of methods for identifying and evaluating nominees for director. The Nominating Committee will assess the need for particular expertise on the Board of Directors, the upcoming election cycle of the Board and whether any vacancies on the Board of Directors are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating Committee will consider various potential candidates for director that may come to the Nominating Committee’s attention through current directors, the Company’s professional advisors, stockholders or others.

     The Nominating Committee will consider candidates recommended by stockholders. The deadlines and procedures for stockholder recommendations of director candidates are the same as those described below under “Nomination of Directors and Stockholder Proposals.” Following verification of the stockholder status of persons proposing candidates, the Nominating Committee will make an initial analysis of the qualifications of any candidate recommended by stockholders or others pursuant to the criteria summarized above to determine whether the candidate is qualified for service on the Company’s Board before deciding to undertake a complete evaluation of the candidate. Other than the verification of compliance with procedures and stockholder status, and the initial analysis performed by the Nominating Committee, a potential candidate nominated by a stockholder will be treated like any other potential candidate during the review process by the Nominating Committee.

     The Nominating Committee has approved the nominations of Jack W. Brown and Richard H. Sherman, M.D. for reelection as directors at the Annual Meeting. The Nominating Committee considered the candidates’ past contributions to the Board of Directors, their willingness to continue to serve and the benefits of continuity in the membership of the Board of Directors and determined that the reelection of the two candidates was appropriate.

Audit Committee

     The Board of Directors has an Audit Committee, which consists of three directors, Messrs. Brown, Connors and Saucedo (Chairman) all of whom are independent directors as defined by the Nasdaq Marketplace Rules and Rule 10A(3)(b)(1) of the Exchange Act. As more fully described in the Audit Committee Charter, the Audit Committee oversees the accounting and financial reporting processes of the Company and audits of its financial statements.

     The Company’s Board of Directors adopted a revised Audit Committee charter on July 25, 2003, a copy of which can be found on the Company’s web site, www.icumed.com.

     The Board of Directors has determined that Joseph R. Saucedo is an “audit committee financial expert” and is “independent,” as both those terms are defined by SEC regulations.

Audit Committee Report

     The Company’s audited consolidated financial statements are included in the Company’s Annual Report to Shareholders and Form 10-K. The Audit Committee has reviewed and discussed those financial statements with management of the Company and has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Further, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed the independent auditor’s independence with them. Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report to Stockholders and Form 10-K.

April 6, 2009
AUDIT COMMITTEE
Joseph R. Saucedo, Chairman
John J. Connors
Jack W. Brown

Compensation Committee

     The Board of Directors has a Compensation Committee, consisting of Messrs. Brown, Connors and Saucedo, Drs. Kovalchik (Chairman), Sherman and Swinney. The Board has determined that all members of the Compensation Committee, none of who are employees, former employees of, or consultants to, the Company are independent directors as defined by the Nadsaq Marketplace Rules. The Compensation Committee operates pursuant to a revised charter adopted by the Board of Directors on January 25, 2008, a copy of which can be found on the Company’s web site, www.icumed.com. The Compensation Committee discharges the responsibilities of the Board of Directors relating to executive and director compensation. It reviews the performance of the Company and the CEO, sets performance objectives, establishes the compensation of the CEO, recommends to the Board of Directors the compensation of the other executive officers and authorizes the grant of options to employees, awards under the Company’s 2005 Long-Term Retention Plan and other bonus and incentive plans. The Compensation Committee engaged Compensia to consult on the performance-based compensation structure and awards, including the 2008 Plan, for the CEO and to provide market data and other analysis for compensation of executives and Board members; the final determination in relation to these matters was made by the Compensation Committee. Prior to making its recommendations for officers other than the CEO, the Compensation Committee will receive recommendations from the CEO as to the amounts and types of compensation and other awards for those officers.

Compensation Committee Report

     The Company’s Compensation Discussion and Analysis (CD&A) is included elsewhere in this Proxy Statement. The Compensation Committee has reviewed and discussed the CD&A with management of the Company. Based on these reviews and discussions, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

April 6, 2009
COMPENSATION COMMITTEE
Michael T. Kovalchik III, M.D., Chairman
Jack W. Brown
John J. Connors
Joseph R. Saucedo
Richard H. Sherman, M.D.
Robert S. Swinney, M.D.

Shareholder Communications

     The Company’s Board of Directors has an established process for stockholder communications and it can be found on the Company’s web site, www.icumed.com.

     In the past year, the Board of Directors did not receive any stockholder communications that it considered material and therefore took no action.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2008, no member of the Compensation Committee was a current or former employee or officer of the Company, and no interlocking relationship existed, between any member of our compensation committee and any member of any other company’s board of directors or compensation committee.

COMPLIANCE WITH SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons who own more than 10% of the Company’s Common Stock to file reports on prescribed forms regarding ownership of and transactions in the Common Stock with the Securities and Exchange Commission and to furnish copies of such forms to the Company. Based solely on a review of the forms received by it and written representations that no Form 5 were required to be filed, the Company believes that with respect to 2008 all Section 16(a) filings were filed on a timely basis.

SELECTION OF AUDITORS

     McGladrey & Pullen LLP (McGladrey) was the independent registered public accounting firm of the Company for fiscal years ended December 31, 2007 and 2006. The Audit Committee dismissed McGladrey on March 13, 2008, which was approved by the Company’s audit committee. McGladrey’s reports on the Company’s financial statements for both years did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

     On March 19, 2008, the Audit Committee selected Deloitte & Touche, LLP (“Deloitte”), as the independent registered public accounting firm of the Company for the year ending December 31, 2008, and has further directed that management submit that selection for ratification by the stockholders at the Annual Meeting. Representatives of Deloitte are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and respond to appropriate questions.

     During the Company’s past two years and the subsequent interim period up to its engagement, the Company has not (and no one on its behalf has) consulted with Deloitte on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any matter that was either the subject of a disagreement as defined in paragraph 304(a)(1)(iv) of Regulation S-K or reportable event as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

     During the Company’s past two years and the subsequent interim period up to the date of McGladrey’s dismissal, there have not been any disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to McGladrey’s satisfaction, would have caused McGladrey to make reference to the subject matter in connection with its report and there have not been any “reportable events” as defined in paragraph (a)(1)(v) of Item 304 of Regulation S-K.

Fees Paid to Auditors

     It is the policy of our Audit Committee to have the engagement of our independent registered public accounting firm to perform any audit or non-audit services approved in advance by the Audit Committee. Such approval authority is delegated to the Chairman of the Audit Committee on behalf of the Audit Committee as permitted by the Audit Committee Charter. All fees to our auditors were pre-approved by the Audit Committee.

     Deloitte was our independent registered public accounting firm in 2008. McGladrey was our independent registered public accounting firm in 2007. Fees billed by Deloitte for 2008 and McGladrey for 2007 were as follows:

	2008	2007
Audit fees	$869,922	$982,786
Audit related fees	–	–
Tax fees	–	–
All other fees	–	–

OTHER MATTERS

     The Company knows of no other matters to be brought before the Annual Meeting. If any other matters are properly presented for action, the persons named in the accompanying proxy intend to vote on such matters in their discretion.

ANNUAL REPORT

     The Company’s Annual Report on Form 10-K for the year ended December 31, 2008 is being mailed to all stockholders together with this Proxy Statement. The Company’s Annual Report is also posted on the Company’s web site, www.icumed.com.

     THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND RELATED SCHEDULES, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UPON REQUEST IN WRITING FROM ANY PERSON WHO WAS A HOLDER OF RECORD, OR WHO REPRESENTS IN GOOD FAITH THAT HE OR SHE WAS A BENEFICIAL OWNER, OF COMMON STOCK OF THE COMPANY ON MARCH 17, 2008. ANY SUCH REQUEST SHALL BE ADDRESSED TO THE SECRETARY OF THE COMPANY AT 951 CALLE AMANECER, SAN CLEMENTE, CA 92673. THE COMPANY’S ANNUAL REPORT ON FORM 10-K IS ALSO POSTED ON THE COMPANY’S WEB SITE, WWW.ICUMED.COM.

NOMINATION OF DIRECTORS AND
SUBMISSION OF STOCKHOLDER PROPOSALS

     Any stockholder who intends to nominate persons for election as directors at an annual meeting shall give timely written notice to the Secretary of the Company setting forth (a) as to each nominee whom the stockholder proposes to nominate for election or reelection as a director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of capital stock of the corporation which are beneficially owned by the nominee and (iv) any other information concerning the nominee that would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominee; and (b) as to the stockholder giving the notice, (i) the name and record address of the stockholder and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder. Such notice shall include a signed consent of each such nominee to serve as a director of the Company, if elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility for such proposed nominee to serve as a director of the Company. Any stockholder who intends to propose any business at a meeting shall give timely written notice to the Secretary of the Company setting forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business to be brought before the meeting and the reasons for conducting the business at the meeting, (ii) the name and record address of the stock holder giving the notice, (iii) the class and number of shares of capital stock of the Company that are beneficially owned by the stockholder, and by any other stockholders known by the stockholder giving the notice to be supporting the proposal and (iv) any material or financial interest of the stockholder in such business. Either of the notices described above will be timely if it is delivered to or mailed and received at the Company’s executive offices not less than 50 days nor more than 75 days prior to the date of the annual meeting, unless the Company has given less than 60 days notice or prior public disclosure of the date of the meeting, in which case the notice must be received by the Company not less than 10 days after notice of the meeting was mailed or public disclosure of the date of the meeting was made. A proposal that a stockholder wants the Company to include in the Proxy Statement for the 2010 Annual Meeting must be received by the Company at its principal executive offices by December 13, 2009 or if the date of the annual meeting is changed by more than 30 days from May 14, then the deadline is a reasonable time before the Company begins to print and mail its proxy materials, to be included in the Proxy Statement for that meeting, and all other conditions for such inclusion must be satisfied.

SOLICITATION OF PROXIES

     The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made by mail, telephone or telegram and personally by directors, officers and other employees of the Company, but such persons will not receive compensation for such services over and above their regular salaries. The Company will reimburse brokers, banks, custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

BY ORDER OF THE BOARD OF DIRECTORS

Scott E. Lamb, Secretary

951 CALLE AMANECER SAN CLEMENTE, CA 92673
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by ICU Medical, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to ICU Medical, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M11255	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
ICU MEDICAL, INC.

Vote On Directors

ITEM 1.	ELECTION OF DIRECTORS

Nominees:

	01)	Jack W. Brown
	02)	Richard H. Sherman, M.D.

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote on Proposal		For	Against	Abstain

ITEM 2.	PROPOSAL TO RATIFY SELECTION OF DELOITTE & TOUCHE LLP AS AUDITORS FOR THE COMPANY	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐
Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M11256

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ICU MEDICAL, INC.

       The undersigned hereby appoints George A. Lopez, M.D. and Scott E. Lamb, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of ICU Medical, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 15, 2009 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)